Exhibit 15.3

Consent of Qualified Person

I, Eugene Dardengo, in connection with Amendment No. 1 to the annual report on Form 20-F of IperionX Limited for the year ended June 30, 2022 and any further amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”), consent to:

•	the filing and use of the technical report summary titled “Technical Report Summary for Titan Project” (as amended, the “Technical Report Summary”), as an exhibit to the Form 20-F;

•
the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 20-F and the Technical Report Summary;

•
any extracts from, or summaries of, the Technical Report Summary in the Form 20-F and the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 20-F; and

•	the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-267088) of the above items as included in the Form 20-F.

I am responsible for authoring, and this consent pertains to, the particular sections identified in the Technical Report Summary as having been prepared by me and the corresponding sections of the Executive Summary.

Date:	May 30, 2023

By:	/s/ Eugene Dardengo

Name:	Eugene Dardengo

Title:	Consultant